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                                                                    EXHIBIT 17.2



May 8, 2006




The Board of Directors
America Service Group, Inc.
105 Westpark Drive
Brentwood, Tennessee   37027

Dear Fellow Board Members:

I hereby tender my resignation as a director of America Service Group, Inc., effective today. I wish the Company the best in its future endeavors.

Respectfully submitted,


(Tendered by email without signature)


Carol R. Goldberg